Exhibit 10.1

DXL GROUP

Third Amended and Restated Destination XL Group, Inc.

Long-Term Incentive Plan

1.Establishment and Purpose.  Destination XL Group, Inc. (the “Company”) hereby establishes this Third Amended and Restated Destination XL Group, Inc. Long-Term Incentive Plan (the “Plan”) for the purpose of supporting the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short and long-term objectives and increases in shareholder value.

2.Definitions.  When used herein, the following capitalized terms shall have the meanings assigned to them, unless the context clearly indicates otherwise.  Capitalized terms used herein and not defined shall have the meanings assigned to them in the Incentive Compensation Plan, as defined below.

(a)Affiliate means any entity that controls, is controlled by, or is under common control with, the Company.

(b)Applicable Performance Target means the Performance Target(s) selected by the Committee of the Board to be met during a Performance Period pursuant to the Plan.

(c)Award means an award under the Plan that is payable in the form of Cash, Options, Restricted Stock, Restricted Stock Units or any other form of Award available under the Company’s Incentive Compensation Plan, pursuant to the terms and conditions set forth in this Plan.

(d)Black-Scholes Value means the value of an Option as of the date of the valuation calculated utilizing the same formula and assumptions as the Company utilized for the purpose of valuing outstanding options in its most recently (meaning at the time of the valuation) prepared audited annual financial statement.

(e)Board means the Board of Directors of the Company.

(f)Cash means U.S. dollars.

(g)Committee means the Compensation Committee of the Board.

(h)Effective Date means the date on which the metrics for a Performance Period have been finally approved by the Committee, or such later date as shall be designated by the Committee.

(i)Effective Date of Participation means the date on which a Participant became a Participant in the Plan with respect to a Performance Period.

(j)Fiscal Quarter means each fiscal quarter that ends within a fiscal year of the Company.

(k)FYE means the last day of each fiscal year of the Company.

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(l)Gain means (i) to the extent that the Award was satisfied with a grant of Options, the amount by which the Fair Market Value per share of the Shares underlying such Option as of the date on which the Participant exercised the Option exceeded the exercise price of the Option; (ii) to the extent that the Award was satisfied by the grant of Restricted Stock that became vested, the Fair Market Value of those vested Shares on the earlier of the date on which the Participant incurred a Termination of Employment or the date on which the Participant sold those Shares;  (iii) to the extent that the Award was satisfied by the grant of Restricted Stock Units that became vested, the Fair Market Value of the vested Shares on the earlier of the date on which the Participant incurred a Termination of Employment or the date on which the Participant sold the Shares; (iv) to the extent that the Award was satisfied in Cash, the amount of Cash paid to satisfy the Award; or (v) to the extent that the Award is satisfied in some other form, the value of the amount used to satisfy the Award (as determined by the Committee).

(m)Good Reason means the same definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement with the Company, if any, that is in effect at the time the determination is being made. If the Participant does not have an employment agreement with the Company at that time, or there is no definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time, or the Committee determines, in its sole and absolute discretion, that the right to any payment or benefit under this Plan pursuant to a Termination of Employment by a Participant for Good Reason would not be treated as a right to a payment or benefit pursuant to an involuntary separation from service for purposes of Section 409A (as defined in Section 16(a) of this Plan) if the definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time is applied to the Participant’s Termination of Employment, then Good Reason means the occurrence of any of the following in the absence of Justifiable Cause by the Company:  (i) a material diminution in the Participant’s base salary, unless such material diminution in the Participant’s base salary is made pursuant to a reduction in base salary that affects all similarly situated employees in a similar manner and is made at least six months prior to a Change in Control, in which case such material diminution in the Participant’s base salary shall not constitute Good Reason; (ii) a material change in the geographic location at which the Participant must perform his or her job functions to which the Participant does not agree; or (iii) solely in the case of a Section 16 Officer, a material diminution in the Participant’s authority, duties, or responsibilities.  For purposes of this Plan, Good Reason shall not be deemed to exist unless the Termination of Employment by a Participant for Good Reason occurs within 180 days following the initial existence of one of the conditions specified in clauses (i) through (iii) above, the Participant provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

(n)Grant Date means the date on which an Award is granted to a Participant under the Plan, or such later date as shall be determined by the Committee.

(o)Incentive Compensation Plan means the Company’s 2016 Incentive Compensation Plan or any shareholder-approved successor plan to the Company’s 2016 Incentive Compensation Plan.

(p)Justifiable Cause means the same definition as used in the Participant’s employment agreement, if any, that is in effect at the time the determination is being made.  If the Participant does not have an employment agreement at that time, or there is no definition of Justifiable Cause, or any substantially similar term, in the Participant’s employment agreement at that time, then Justifiable Cause means any material failure by the Participant in performing

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his or her necessary job functions; any breach of any material written policies, rules or regulations which have been adopted by the Company; the Participant’s performance of any act or failure to act, as to which if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company or its Subsidiaries or Affiliates, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; the Participant’s embezzlement of funds or assets of the Company or any of its Subsidiaries or Affiliates; the Participant’s conviction of, plea of guilty to, or plea of nolo contendere to any felony; the Participant’s unauthorized disclosure to any person, firm or corporation of any confidential information of the Company or any of its Subsidiaries or Affiliates; the Participant’s usurpation of a corporate opportunity of the Company or any of its Subsidiaries or Affiliates; or the Participant’s engaging in any business other than the business of the Company or its Subsidiaries or Affiliates which materially interferes with the performance of his or her duties.

(q)Operating Margin for any period means the Company’s operating income, as reported on the Company’s consolidated financial statements for that period, divided by Sales for that period.

(r)Performance-Vesting Benefit Amount has the meaning given to that term in Section 6(b) hereof, and includes not only its dollar value but also any Awards made with respect thereto.

(s)Performance Period means each three-year fiscal period which begins on the first day of the fiscal year in which an Effective Date occurs and ends at FYE of the third fiscal year.  For example, if the Effective Date is April 1, 2018, the Performance Period would be February 4, 2018 to January 30, 2021.

(t)Performance Target means any business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity that the Committee, in its sole discretion, uses to establish performance goals for Awards.  Any goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.  As set forth in Section 3, the Committee may establish threshold, target and maximum goals for each Performance Target. Except as otherwise specified by the Committee at the time the goals are set, the Committee shall exclude the impact of: (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event specified by the Committee at the time the goals are set.

(u)Plan means this Destination XL Group, Inc. Long-Term Incentive Plan, as it may be amended from time to time.

(v)Projected Benefit Amount has the meaning given to that term in Section 5 hereof.

(w)Pro-Rata Vesting Percentage means the percentage that (1) the number of days from the Participant’s Effective Date of Participation until the date of the Participant’s Termination of Employment bears to (2) the number of days from the Participant’s Effective Date of Participation until the end of the Performance Period.  If the Participant receives more

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than one Award pursuant to Section 6(c) hereof, then the Pro-Rata Percentage shall be determined separately with respect to each separate Award based upon the particular Grant Date (which is to be treated as the Participant’s Effective Date of Participation with respect to that Award) and Performance-Vesting Benefit Amount for each such Award.

(x)Retirement means the Termination of Employment of the Participant, other than by reason of the Participant’s death or Disability and other than by the Company for Justifiable Cause or by the Participant for Good Reason, after the Participant has attained age 65 and completed at least 5 years of employment with the Company and its Subsidiaries and Affiliates.

(y)Sales for any period mean the sales of the Company consistent with the calculation as reported on the Company’s consolidated financial statements for that period.

(z)Section 16 Officer means an officer of the Company who is subject to the requirements of Section 16 of the Securities and Exchange Act of 1934.

(aa)Subsidiary means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(bb)Target Cash Value means the amount in U.S. dollars determined by: multiplying (i) the Participant’s annual base salary in effect on the Participant’s Effective Date of Participation by (ii) the long-term incentive program percentage designated in the Participant’s executed employment agreement with the Company (or the percentage as otherwise designated in the Company’s records) or such other amount as shall be determined by the Committee.

(cc)Termination of Employment means the termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason.

(dd)Time-Vesting Benefit Amount has the meaning given to that term in Section 6(a) hereof, and includes not only its dollar value but also any Awards made with respect thereto.

3.Establishment of Fiscal Year Applicable Performance Target and Awards. The Committee will establish the Performance Target(s) (in the aggregate, the Applicable Performance Target) in no event later than the expiration of 25% of the applicable performance period.  The Committee may establish threshold, target and maximum goals for each Performance Target and the weight of each Performance Target may vary and may be dependent on achievement of another Performance Target.  At that time, the Committee will establish whether Awards will be granted in Cash, a form of equity (for example, Restricted Stock, Restricted Stock Units and/or Options), or a combination thereof.

4.Eligibility. The Committee shall designate those employees of the Company and its Subsidiaries and Affiliates who shall be eligible to become Participants in the Plan and the date during the Performance Period on which they shall become Participants.  The initial Participants shall become Participants on the Effective Date for the Performance Period that begins February 4, 2018.  Except as otherwise provided in Section 7(d) hereof, unless otherwise determined by

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the Committee, no portion of any Award shall become vested pursuant to Section 7 hereof, unless and until a Participant has completed at least 1 year of employment with the Company and its Subsidiaries and Affiliates.  No one shall be eligible to be a Participant during an existing Performance Period unless he or she was employed by, or is promoted by, the Company by the first day of the fourth fiscal quarter in the third year of a Performance Period.

5.Amount of Benefit.  The benefit payable to a Participant pursuant to an Award under this Plan shall be equal to the sum of the vested portions, if any, of the Participant’s Time-Vesting Benefit Amount and Performance-Vesting Benefit Amount.  Those amounts shall be determined in accordance with Section 7 of this Plan, based upon the Participant’s Target Cash Value for the Performance Period (or, in the case of an individual that becomes a Participant after the Effective Date of a Performance Period, an amount (the “Projected Benefit Amount”) equal to the Target Cash Value for the Performance Period multiplied by a fraction, the numerator of which shall be the number of calendar days from the Participant’s Effective Date of Participation to the end of the Performance Period and the denominator of which shall be the total number of days in Performance Period).

6.Form of Payment.

(a)Grant of Time-Based Awards.  Upon a Participant’s Effective Date of Participation, the Committee shall grant to the Participant the portion of the Award having a total dollar value equal to 50% of the Participant’s Projected Benefit Amount for the Performance Period (the “Time-Vesting Benefit Amount”) which shall vest over time.  In the event all or a portion of the Award will be Restricted Stock or a Restricted Stock Unit, the number of shares to be granted will be determined by taking the dollar value of the Restricted Stock or Restricted Stock Unit Award and dividing by the closing price of the Company’s common stock on Grant Date.  In the event all or a portion of the Award will be Options, then the number of Options to be granted will be determined by taking the lesser of (i) the dollar value of the Stock Option Award divided by the closing price of the Company’s common stock on Grant Date, this quotient then multiplied by a factor of 1.1 to 1.8 as determined by the Committee or (ii) the dollar value of the Stock Option Award divided by the Black-Scholes Value on the Grant Date.  The exercise price of each Option shall be equal to the closing price of the Company’s common stock on the Grant Date.

(b)Grant of Performance-Based Awards.  50% of the Projected Benefit Amount shall be converted into a dollar value in accordance with Section 7(b), based upon the achievement of performance criteria during the Performance Period, which dollar value is sometimes hereinafter referred to as the “Performance-Vesting Benefit Amount”.  After completion of an audit of the Company’s financial statements after the respective Performance Period ends and the Committee’s review and approval that the Applicable Performance Targets were met the Committee shall grant to the Participant one or more Awards in the form of Restricted Stock, Restricted Stock Units or Cash, having an aggregate dollar value equal to the Performance-Vesting Benefit Amount as so calculated.  Options are not available for performance-based awards.  All grants of performance-based awards are subject to a post-grant vesting period, as set forth in Section 7(b).  In the event all or a portion of the Award will be Restricted Stock or Restricted Stock Units, the number of shares or units to be granted will be determined by taking the dollar value of the Performance-Vesting Benefit Amount as so calculated and dividing by the closing price of the Company’s common stock on the Grant Date.

(c)Additional Grants for Promotions.  If a Participant is promoted during the Performance Period (prior to the 1st day of the fourth quarter of the third fiscal year) and entitled

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to a higher long-term incentive program percentage as a result of such promotion, then the Committee shall grant the Participant an additional Award determined as if the Participant had become a Participant on the Grant Date of the additional Award, with the amount of the additional Award being equal to the excess, if any, of (i) Participant’s Projected Benefit Amount determined as if the Participant had become a Participant on the Grant Date of the additional Award, over (ii) the Participant’s original Projected Benefit Amount multiplied by a fraction, the numerator of which shall be equal to the total number of calendar days from the Grant Date of the additional Award to the last day of the Performance Period and the denominator of which shall be the total number of days from the Participant’s Effective Date of Participation to the last day of the Performance Period.  In the event that a Participant is promoted and entitled to a higher long-term incentive program percentage as a result of such promotion more than once during the Performance Period, each additional Award shall be determined by the Committee, in its sole and absolute discretion, under the principles set forth above in this Section 6(c).

(d)Forms of Award Agreements.  The Restricted Stock, Restricted Stock Units  and Options granted pursuant to the Plan shall be made pursuant to the forms of Restricted Stock Agreement, Restricted Stock Unit and Stock Option Agreement, respectively, attached as Exhibits A, B and C hereto (with such modifications as the Committee may deem to be appropriate).

(e)Payment of Cash/Settlement of Restricted Stock Units.  The portion of any Projected Benefit Amount that vests and is payable in Cash shall be payable as soon as practicable after the date on which that portion of the benefit vests and, in the case of the Cash attributable to the Performance-Based Vesting Award, the Committee certifies in writing that the Applicable Performance Target has been met (but in either case, in no event more than 2 1/2 months after the end of the calendar year in which the portion of the Projected Benefit Amount vests). All Restricted Stock Units shall be settled in no event more than 2 1/2 months after the end of the calendar year in which the portion of the Projected Benefit Amount vests.

(f)If Insufficient Shares Available.  Notwithstanding the foregoing, if and to the extent that, at the time an Award is granted, the Company does not have a sufficient number of Shares remaining available for Awards under the Incentive Compensation Plan to issue such Award in the form of Restricted Stock, Restricted Stock Units and/or Options, or the Shares are available for Awards under the Incentive Compensation Plan subject to shareholder approval, and such approval is not obtained and the grant of Restricted Stock, Restricted Stock Units and/or Options therefore are cancelled, then such Award shall be settled in Cash to the extent of such insufficiency.

7.Vesting of Benefit.

(a)Vesting of Time-Vesting Benefit Amount:

(i)The Time-Vesting Benefit Amount shall vest according to the following four-year vesting schedule, provided that the Participant does not have a Termination of Employment on or before the applicable vesting date:

Vesting Date	Percentage of Time-Vesting Benefit Amount that Vests

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The latter of one year from the Grant Date or April 1 following the FYE which marks the end of the first year of the Performance Period	25%

April 1 following the FYE which marks the end of the second year of the Performance Period

April 1 following the FYE which marks the end of the Performance Period

April 1 in the succeeding year (meaning, one year after the third tranche vests)

25% 25% 25%

(ii)Notwithstanding the foregoing, if a Participant has a Termination of Employment during a Performance Period, then notwithstanding anything to the contrary in the Participant’s employment agreement, if any:

(A)If such Termination of Employment is by reason of the Participant’s death or Disability, then the Participant shall, upon such Termination of Employment, (x) become fully vested in the entire Time-Vesting Benefit Amount for any Performance Period that ended on or before such Termination of Employment but that had not yet vested or been paid and (y) become vested in the Pro-Rata Vesting Percentage of the Time-Vesting Benefit Amount for any Performance Period(s) in which such Termination of Employment occurs;

(B)If such Termination of Employment is by reason of the Participant’s Retirement, then the Participant shall, upon such Termination of Employment, (x) become fully vested in the entire Time-Vesting Benefit Amount for Performance Period ended before such Termination of Employment that has not yet vested or been paid and (y) become vested in the Pro-Rata Vesting Percentage of the portion of the Time-Vesting Benefit Amount  determined as if the Participant had continued to be employed by the Company and its Subsidiaries until the last day of the fiscal year in which such Termination of Employment occurs; and

(C)If such Termination of Employment is by reason of a termination by the Company without Justifiable Cause (and other than by reason of the Participant’s Disability) or is by the Participant for Good Reason, then, without including any time for a Notification Period (as that term is defined in an employment agreement):

(1) the Participant shall become fully vested in any Time-Vesting Benefit Amount for the entire Performance Period that ended on or before such Termination of Employment that has not yet vested or been paid; and

(2) for any Performance Period that is in its first year of the Performance Period when such Termination of Employment occurs, the Participant shall forfeit the Time-Vesting Benefit Amount for that Performance Period; and

(3) for any Performance Period that is in its second or third year of the Performance Period when such Termination of Employment occurs, the Participant shall

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become vested in the Pro-Rata Vesting Percentage of the Time-Vesting Benefit Amount for that Performance Period.

(b)Vesting of Performance-Vesting Benefit Amount.

(i)After the respective Performance Period ends and an audit of the Company’s financial statements has been completed, the Committee will calculate the amount of the “Performance-Vesting Benefit Amount” for each Participant.  If there is more than one Performance Target, the Performance-Vesting Benefit Amount will be determined by first calculating the portion of 50% of the Projected Benefit Amount for the Performance Period that is to be attributable to each Performance Target and then adding those results together.  To do so, the Committee will first multiply 50% of the Projected Benefit Amount for the Performance Period by the weight of each individual Performance Target and then by the percentage of target actually achieved for each Performance Target.  If results for an individual Performance Target falls below the threshold established, there will be no Award with respect to the portion of the Projected Benefit Amount to which that Performance Target relates. The Performance-Vesting Benefit Amount shall vest on August 31 following the end of the applicable Performance Period if the Participant’s employment continues through such August 3l.

For example, assume the Performance Targets were Goal A and Goal B and that each was weighted 50%, with a threshold payment at 80% of target and a maximum payout at 150% of target:

(A)  if Goal A and Goal B are both less than 80% of their respective target, then no Award shall be made for the Performance-Vesting Benefit Amount;

(B)  if Goal A is 100% of its target and Goal B is 100% of its target, and a Participant has a Projected Benefit Amount of $140,000, then 50% of that amount, or $70,000, would be subject to the achievement of the Applicable Performance Target, and the Performance-Vesting Benefit Amount would be $70,000 (100% X $70,000 X 50%) + (100% X $70,000 X 50%); and

(C)  if Goal A is 180% of its target and Goal B is 125% of its target, and a Participant has a Projected Benefit Amount of $140,000, then 50% of that amount, or $70,000, would be subject to the achievement of the Applicable Performance Target, and the Performance-Vesting Benefit Amount would be $96,250 (150% (cap) X $70,000 X 50%) + (125% X $70,000 X 50%).

(ii)Notwithstanding the foregoing, if a Participant has a Termination of Employment during a Performance Period, then notwithstanding anything to the contrary in the Participant’s employment agreement, if any:

(A)If such Termination of Employment is by reason of the Participant’s death or Disability, then the Participant shall, upon such Termination of Employment, become (x) fully vested in the entire Performance-Vesting Benefit Amount for any Performance Period that ended on or before such Termination of Employment but that had not yet vested or been paid, and (y) vested in the Pro-Rata Vesting Percentage of the Performance-Vesting Benefit Target for any Performance Period that has not ended on or before the Termination of Employment, regardless of whether the Applicable Performance Target for the current Performance Period has been met.

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(B)If such Termination of Employment is by reason of the Participant’s Retirement, then the Participant shall (x) become fully vested in the entire Performance-Vesting Benefit Amount for any Performance Period that ended on or before such Termination of Employment but that had not yet vested or been paid and (y) for any Performance Period that is in its first year of the Performance Period when the Termination of Employment occurs, forfeit the Performance-Vesting Benefit Amount for such Performance Period and (z) for any Performance Period that is in at least the second year of the Performance period when the Termination of Employment occurs, become vested in the Pro-Rata Vesting Percentage of the Performance-Vesting Benefit Amount, if any, determined based upon the actual level of achievement of the Applicable Performance Targets for the entire Performance Period; and

(C)If such Termination of Employment is by reason of a termination by the Company without Justifiable Cause (and other than by reason of the Participant’s Disability) or by the Participant for Good Reason, then, without including any time for a Notification Period (as that term is defined in an employment agreement):

(1) the Participant shall become fully vested in the entire Performance-Vesting Benefit Amount for any Performance Period that ended on or before such Termination of Employment but that has not yet vested or been paid; and

(2) for any Performance Period that is in its first year of the Performance Period when such Termination of Employment occurs, the Participant shall forfeit the Performance-Vesting Benefit Amount for such Performance Period;

(3) for any Performance Period that is in its second or third year of the Performance Period when such Termination of Employment occurs, the Participant shall become vested in the Pro-Rata Vesting Percentage of the Performance-Vesting Benefit Amount, if any, determined based upon the actual level of achievement of the Applicable Performance Targets for the entire Performance Period if and when the Applicable Performance Target has been met.

(c)Forfeitures.  Except as otherwise provided in Section 7(a)(ii) and 7(b)(ii) hereof, any portion of any Awards for any Performance Period that was not vested on the date on which the Participant incurs a Termination of Employment and that does not vest on account of the Participant’s Termination of Employment shall automatically and without any further action by the Committee immediately be forfeited and become null and void.  In the event that the Participant’s Termination of Employment is by the Company for Justifiable Cause, then any portion of the Participant’s Award that has not previously vested and been exercised (in the case of any Options), or paid (in the case of any amount payable in cash) shall automatically and without further action by the Committee immediately be forfeited and become null and void.

(d)Clawback of Gains on Termination for Justifiable Cause. In the event that a Participant has a Termination of Employment, and such Termination of Employment was by the Company for Justifiable Cause, then in addition to any other remedy that may be available to the Company in law or in equity, and/or pursuant to the provisions of the Participant’s employment agreement, if any, the Participant also shall be required to pay to the Company, immediately upon written demand by the Committee or the Board, any Gains resulting from the grant, vesting, exercise or payment of any Award in the previous twelve months.

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(e)Change in Control.  In the event of a Change in Control and within 6 months before or 18 months after the Change in Control, either (1) the Participant is terminated by the Company without Justifiable Cause or by the Participant for Good Reason, or (2) there is a Termination of Employment because of the Participant’s death or Disability, the following shall occur:  (i) if and to the extent the portion of the Participant’s Award(s) that is attributable to a Time-Based Vesting Amount for any Performance Period that ended on or before such Change of Control had not yet vested or been paid to the Participant shall immediately vest (in the case of Restricted Stock, Restricted Stock Units and Options) and the Cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the Participant’s Termination of Employment; (ii) if and to the extent any portion of the Participant’s Award(s) is attributable to a Time-Based Vesting Amount for a current Performance Period and has not previously been vested or paid to the Participant and is not assumed by the acquirer or converted into a new award that is at least the equivalent of the outstanding award, then the Pro-Rata Vesting Percentage of the Time-Vesting Benefit Amount of such Performance Period shall immediately vest (in the case of Restricted Stock, Restricted Stock Units and Options) and the Cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the Participant’s Termination of Employment; (iii) if and to the extent the portion of the Participant’s Award(s) that is attributable to a Performance-Based Vesting Amount for any Performance Period that ended on or before such Change of Control had not yet vested or been paid to the Participant shall immediately vest (in the case of Restricted Stock, Restricted Stock Units and Options) and the Cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the Participant’s Termination of Employment; and (iv) if and to the extent the portion of the Participant’s Award(s) that is attributable to a Performance-Based Vesting Amount for any Performance Period that has not yet ended and has not previously been vested or paid to the Participant, then the pro-rata portion at target of the Performance-Based Vesting Amount for such Performance Period(s) for the time elapsed in the ongoing Performance Period(s), shall immediately vest (in the case of Restricted Stock, Restricted Stock Units and Options) and the Cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the Participant’s Termination of Employment.  Each Share of Restricted Stock that vests pursuant to this Section 7(d) shall be immediately redeemed by the Company  (or its successor) for cash payable by the Company (or its successor) in an amount (the “Redemption Price Per Share”) equal to, as applicable, (x) if the Shares have not been cancelled, exchanged or converted into other securities or property as a result of the Change in Control and are publicly-traded, the Fair Market Value of a Share on the date of the Participant’s Termination of Employment, or (y) if the Shares have been cancelled, exchanged or converted into other securities or property as a result of the Change in Control, the greater of (i) the fair market value per Share of the consideration received pursuant to the Change in Control by the holders of Shares on the date of the Change in Control and (ii) if the consideration received by the holders of Shares pursuant to the Change in Control consisted, in whole or in part, of other securities which are publicly traded, the sum of (A) the fair market value of the number of such securities received for each Share pursuant to the Change in Control on the date of the Participant’s Termination of Employment and (B) the fair market value of any other consideration received for each Share pursuant to the Change of Control.   Each Option that vests pursuant to this Section 7(d) shall be immediately cancelled in exchange for cash payable by the Company for each Share subject to the cancelled Option equal to the amount, if any, by which the Redemption Price Per Share exceeds the exercise price per Share of the Option.

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8.Administration.

(a)Authority of the Committee.  The Plan shall be administered by the Committee.  The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select persons to become Participants, grant Awards, determine the amount of any Participant’s Award and all other matters relating to Awards, prescribe rules and regulations for the administration of the Plan, construe and interpret the Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Participant in a manner consistent with the treatment of any other Participants.  Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary, any Affiliate or any Participant or Beneficiary.

(b)Manner of Exercise of Committee Authority.  The Committee may delegate to members of the Board, or officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Securities and Exchange Act of 1934, as amended, in respect of the Company. The Committee may appoint agents to assist it in administering the Plan.

(c)Limitation of Liability.  The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee, and any other member of the Board and any officer or employee acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(d)No Claim for Benefits Required.  Benefits due and owing to a Participant under the Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Participant who has not received the benefits to which Participant believes himself or herself entitled may file a written claim with the Committee, which shall act on the claim within thirty days. If a Participant’s employment agreement conflicts with any provision of this Plan, the language of the Plan shall govern.

(e)Payments to Beneficiary.  Any vested benefits payable to any Participant that have not been paid as of the date of the Participant’s death, shall be paid to the Participant’s Beneficiary.

9.Awards Subject to Plans.  The Awards under this Plan, and the grants of Restricted Stock, Restricted Stock Units and Options pursuant to this Plan, are being granted pursuant to and in accordance with the terms and conditions of this Plan and the Incentive Compensation Plan, and the Award Agreements.

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10.No Acceleration of Benefits.  In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent that such acceleration would not violate Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder.

11.Amendment and Termination.  This Plan may be amended or terminated in any respect at any time by the Committee; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits payable to a Participant that may accrue or vest under the terms of this Plan without the Participant’s prior written consent. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Committee may require that the Awards of all Participants be distributed as soon as practicable after such termination. If and to the extent that the Committee does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made under the terms of the Plan, as in effect at the time the Plan is terminated.

12.Unfunded Obligation.  The obligations of the Company to pay any benefits under the Plan shall be unfunded and unsecured, and any payments under the Plan shall be made from the general assets of the Company. Participants’ rights under the Plan are not assignable or transferable except to the extent that such assignment or transfer is permitted under the terms of the Incentive Compensation Plan.

13.Withholding.  The Participants and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Plan. The Company may deduct from any distributions under the Plan the amount of any taxes required to be withheld from such distribution by any federal, state, local or foreign government, and may deduct from any compensation or other amounts payable to the Participant the amount of any taxes required to be withheld with respect to any other amounts under the Plan by any federal, state, local or foreign government.

14.Applicable Law.  This Plan shall be construed and enforced in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

15.No Right to Continued Employment.  No Award shall confer upon any Participant any right to continued service with the Company or any of its Affiliates.

16.Code Section 409A.

(a)Interpretation of Plan.  It is intended that the Awards granted pursuant to this Plan be exempt from Section 409A of the Code (“Section 409A”) because it is believed (i) the Awards payable in cash should qualify for the short-term deferral exception contained in Treasury Regulation §1.409A-1(a)(4), (ii) any Options granted pursuant to the Plan will have an exercise price that may never be less than the Fair Market Value of a Share on the Grant Date and the other requirements for the exemption of such options under Treasury Regulation §1.409A-1(a)(5)(i)(A) should be met; and (iii) any Shares of Restricted Stock granted under the Plan should be exempt as an award of restricted property pursuant to Treasury Regulation §1.409A-1(a)(6). The provisions of the Plan shall be interpreted in a manner consistent with that intent.

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(b)Section 409A Amendments.  The Committee, in its sole discretion, and without the consent of any Participant or Beneficiary, may amend the provisions of this Plan to the extent that the Committee determines that such amendment is necessary or appropriate in order for the Awards made pursuant to the Plan to be exempt from the requirements of Section 409A, or if and to the extent that the Committee determines that Awards are not so exempt, to amend the Plan (and any agreements relating to any Awards) in such manner as the Committee shall deem necessary or appropriate to comply with the requirements of Section 409A.

(c)No Right to Section 409A Indemnification.  Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary that the Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Participant or Beneficiary for any tax, additional tax, interest or penalties that the Participant or Beneficiary may incur in the event that any provision of the Plan or any Award agreement, or any amendment or any modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(d)Six Month Delay for Specified Employees.  If a Participant is a “specified employee,” as that term is defined for purposes of Section 409A, then no payment or benefit that is payable on account of the Participant’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death) if and to the extent that such payment or benefit constitutes nonqualified deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

17.No Assignment.  Neither any Participant nor any Beneficiary nor any other person shall have any right to assign the rights to receive any payments or benefits hereunder, in whole or in part, which payments and benefits are non-assignable and non-transferable, whether voluntarily, or involuntarily.

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